Exhibit 5

FOR IMMEDIATE RELEASE	17 June 2015

WPP PLC (“WPP”)

GroupM acquires Chemistry Media in New Zealand

WPP announces its wholly owned operating company GroupM has acquired Chemistry Media Ltd., a leading media agency based in New Zealand.

Chemistry Media is a media planning and buying agency with operations in Auckland and Wellington. Key clients include Bank of New Zealand, Fonterra, Nestlé, and Restaurant Brands.

Since 2010, Chemistry has been affiliated with the MediaCom network, and currently trades under the name MediaCom. Following the acquisition, Chemistry will continue to trade as MediaCom.

This acquisition marks a further step towards WPP’s declared goal of developing its networks in fast-growth markets and sectors. In the Australia-New Zealand region, WPP companies (including associates) generated revenues of US$1.2 billion in 2014, and employ 4,000 people. In the Asia Pacific region, WPP companies (including associates) generate revenues of US$5 billion and employ around 50,000 people.

Contact:

Feona McEwan, WPP London	+44 207 408 2204
Belinda Rabano, WPP Asia Pacific	+86 10 8520 3066